                                        Filed Pursuant to Rule 424(b)(3) & (c)
                                        SEC File No. 333-6541





                 SUPPLEMENT TO PROSPECTUS DATED JULY 29, 1996



       The Prospectus dated July 29, 1996, and the Supplement thereto, dated October 4, 1996, of Weitzer Homebuilders Incorporated (the "Company"), is hereby supplemented to include the following:

       The list of Selling Shareholders is hereby amended to correct the number of shares of Class A Common Stock of the Company beneficially owned by First Comet Corporation, and to include the following Selling Shareholders:


                                      Shares         Number of               Shares
                                   Beneficially     Shares Being       Beneficially Owned
            Name                      Owned       Offered for Sale     After the Offering
--------------------------------   ------------   ----------------     ------------------
 Steven B. Rosner IRA                 7,692            7,692                    0

 Wachs & Associates, Inc.
 BSSC Master Def. Pension Plan        1,923            1,923                    0

 J.B. Wharton III Trustee for J.B.
 Wharton Jr. Marital Trust            1,923            1,923                    0

 First Comet Corporation             23,076           23,076                    0

       Effective as of December 5, 1996, the lawsuit captioned, UC Financial
                                                                ------------
Ltd. and Universal Finance Holding AG v. Weitzer Homebuilders, Inc. (No. 96 Civ
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6737 (SHS)), was settled by the parties thereto.  The litigation concerned the convertibility of an aggregate $600,000 principal amount of debentures into shares of the Company Class A Common Stock. In accordance with the terms of the settlement, the debentures were redeemed by the Company for an aggregate $690,000, inclusive of accrued interest. In addition, the Company redeemed a debenture in the principal amount of $300,000 for $320,000, inclusive of accrued interest. No shares of Class A Common Stock were issued by the Company in connection with such redemptions.

               The date of this Supplement is December 27, 1996